AMENDMENT TO THE
ADVISORS SERIES TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of the 22nd day of September, 2011, to the Fund Accounting Servicing Agreement, dated as of June 8, 2006, as amended (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its separate series listed on Exhibit Q attached hereto (as amended from time to time), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the funds and the fees of a series of the Trust; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit Q is hereby superseded and replaced with Exhibit Q attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Printed Name: Douglas G. Hess	Printed Name: Michael R. McVoy
Title: President	Title: Executive Vice President

Exhibit Q to the
Separate Series of Advisor Series Trust Fund Accounting Agreement
Name of Series
Huber Capital Equity Income Fund – Investor Class
Huber Capital Small Cap Value Fund – Investor Class
Huber Capital Equity Income Fund – Institutional Class
Huber Capital Small Cap Value Fund – Institutional Class

FUND ACCOUNTING SERVICES FEE SCHEDULE as of October 25, 2011
Annual Fund Accounting Fee Per Fund*
Base fee on the first $[  ] million plus
[  ] basis point on the next $[  ] million
[  ] basis point on the balance
Annual Base Fee on First $[  ] Million Per Fund*
$[  ] per domestic equity fund
$[  ] per domestic balanced fund
$[  ] per domestic fixed income or money market fund
$[  ] per international or global equity funds
Additional Share Class per Fund*
$[  ] per year for each additional share class
Advisor Information Source Web Portal
• $[  ]/fund/month
• $[  ]/fund/month for clients using an external administration service
Plus Out-Of-Pocket Expenses – Including but not limited to pricing services, corporate action services, fair value pricing services, factor services, customized reporting, and all other out-of-pocket expenses.
• Pricing Services
• $[  ]  Domestic and Canadian Equities
• $[  ]  Options
• $[  ]  Corp/Gov/Agency Bonds
• $[  ]  CMO's
• $[  ]  International Equities and Bonds
• $[  ]  Municipal Bonds
• $[  ]  Money Market Instruments
• $[  ]/Fund/Month - Mutual Fund Pricing
• $[  ]/Foreign Equity Security/Month for Corporate Action Service
• $[  ]/Month Manual Security Pricing (>[  ]/day)
• Factor Services (BondBuyer)
• $[  ]/CMO/Month
• $[  ]/Mortgage Backed/Month
• $[  ]/Month Minimum Per Fund Group
• Fair Value Services (FT Interactive)
• $[  ] on the first [  ] securities per day
• $[  ] on the balance of securities per day
Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple class funds, master feeder products, international income funds, funds with multiple advisors/sub-advisors.
Fees are billed monthly.
* Subject to annual CPI increase, Milwaukee MSA.

Advisor’s Signature below acknowledges approval of the fee schedule on this Exhibit Q.
Huber Capital Management, LLC

By:____________________________

Printed Name:____________________

Title:___________________________    Date:____________________________